Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Ashland Global Holdings Inc. for the registration of guarantees and to the incorporation by reference therein of our reports dated November 20, 2015, with respect to the consolidated financial statements of Ashland Inc. and Consolidated Subsidiaries, and the effectiveness of internal control over financial reporting of Ashland Inc. and Consolidated Subsidiaries, included in Ashland Inc.’s Annual Report (Form 10-K) for the year ended September 30, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

October 12, 2016